NEWS RELEASE
FOR IMMEDIATE RELEASE
October 28, 2020
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FISCAL YEAR 2020 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the fiscal year ended September 30, 2020. Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which will be filed with the Securities and Exchange Commission ("SEC") on or about November 25, 2020 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $18.3 million;
•basic and diluted earnings per share of $0.13;
•net interest margin of 2.03%;
•annualized deposit growth of 8.0%;
•repurchased $23.8 million of common stock, or 2,558,100 shares, at an average price of $9.31 per share;
•paid dividends of $11.7 million, or $0.085 per share; and
•on October 20, 2020, announced a cash dividend of $0.085 per share, payable on November 20, 2020 to stockholders of record as of the close of business on November 6, 2020.

Highlights for the fiscal year include:
•net income of $64.5 million;
•basic and diluted earnings per share of $0.47;
•net interest margin of 2.12%;
•deposit growth of 10.9%;
•paid dividends of $93.9 million, or $0.68 per share; and
•on October 28, 2020, announced a fiscal year 2020 cash true-up dividend of $0.13 per share, payable on December 4, 2020 to stockholders of record as of the close of business on November 20, 2020.

Impact on Operations Due to the Coronavirus Disease 2019 ("COVID-19") Pandemic During the Current Quarter

Management's actions related to COVID-19 and the impact of COVID-19 on certain aspects of the Company's business during the current quarter are summarized below.
Bank operations - Due to the increase in COVID-19 cases in late June into July, management changed lobby services in early July. Lobby services were limited to appointment only while drive-through, mobile, and online banking became the Bank's primary channels of serving customers. Retail loan closings were conducted with customers coming to our drive-through facilities and commercial loans have been closed in person only when necessary. In mid-September 2020, lobbies were reopened once again. Management continues to monitor COVID-19 cases and will adjust operational plans as necessary.

Loan modification programs - In late March 2020, the Bank announced loan modification programs to support and provide relief for its borrowers during the COVID-19 pandemic. Generally, loan modifications under these programs ("COVID-19 loan modifications") for one- to four-family loans and consumer loans consist of a three-month payment forbearance of principal, interest and, in some cases, escrow.  COVID-19 loan modifications of commercial loans mainly consist of a six-month interest-only payment period. See additional discussion regarding COVID-19 loan modifications in the Loan Portfolio section below.
As of September 30, 2020, the Bank had 193 one- to four-family loans totaling $39.8 million and 27 consumer loans totaling $795 thousand that were still in their deferral period. The deferral period concluded by September 30, 2020 for $199.7 million of one- to four-family loans and $1.6 million of consumer loans.

As of September 30, 2020, the Bank had 203 commercial loans with a combined gross loan amount of $317.4 million, which includes undisbursed amounts, that were still in their deferral period. The deferral period concluded by September 30, 2020 for $93.5 million, or 23%, of the commercial loans subject to COVID-19 loan modifications. All of these loans were current as of September 30, 2020. The deferral period for the majority of the remaining commercial loans concluded in October 2020.

Small Business Administration ("SBA") Payroll Protection Program ("PPP") loans - As of September 30, 2020, the Bank had originated and funded 791 PPP loans totaling $43.9 million, with a median loan amount of $19 thousand, and received origination fees totaling $1.9 million associated with these loans. These loans are fully guaranteed by the SBA. The program ended August 8, 2020.

On October 8, 2020 the SBA released a streamlined loan forgiveness application for PPP loans in amounts of $50 thousand or less. Of the PPP loans originated by the Bank, 611 loans totaling $9.6 million, or 22% of the Bank's total PPP loan balance, were in amounts less than $50 thousand and will be eligible for the streamlined forgiveness process.

Capital, liquidity, and dividends - Management continues to anticipate being able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain well capitalized with sufficient liquidity to serve our customers.

Deposit balances have increased due primarily to the economic stimulus payments, a reduction in consumer spending, and PPP loan proceeds being deposited at the Bank. As a result, management is currently faced with the challenge of excess liquidity. Due to the nature of deposit cash flows, management does not know how long the excess liquidity will continue. As such, management has elected, for the time being, to reduce the Bank's level of borrowings and increase the balance of securities using the excess liquidity from the deposit portfolio.

With earnings of $0.47 per share for fiscal year 2020, and a cash balance at the holding company level of $82.5 million, the Company has the resources to continue to pay its regular quarterly dividend of $0.085 per share for the foreseeable future. Given the state of economic uncertainty and how that may play out with the credit risk exposure in the Bank's loan portfolio, the Company elected to defer the annual True Blue dividend in June 2020 and did not ask at that time for a regulatory non-objection to move capital from the Bank to the Company to pay that dividend. It is management's intention to ask for a regulatory non-objection at some point in the future to pay this dividend when economic conditions are more certain. It is currently the Company's intention to pay out 100% of its fiscal year 2021 earnings.

Comparison of Operating Results for the Years Ended September 30, 2020 and 2019

The Company recognized net income of $64.5 million, or $0.47 per share, for the year ended September 30, 2020 compared to net income of $94.2 million, or $0.68 per share, for the year ended September 30, 2019. The decrease in net income was due primarily to a $21.6 million increase in provision for credit losses and a decrease in net interest income, partially offset by a decrease in income tax expense.

Net interest income decreased $17.1 million, or 8.3%, from the prior year to $189.3 million for the current year. The net interest margin decreased 14 basis points, from 2.26% for the prior year to 2.12% for the current year. The leverage strategy was suspended at certain times during the prior year and during all of the current year due to the negative interest rate spreads between the related Federal Home Loan Bank Topeka ("FHLB") borrowings and cash held at the Federal Reserve Bank of Kansas City ("FRB of Kansas City"), making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. When the leverage strategy is in place, it increases our net interest income but reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Excluding the effects of the leverage strategy, the net interest margin would have decreased 18 basis points, from 2.30% for the prior year to 2.12% for the current year. The decrease in the net interest margin, excluding the effects of the leverage strategy, was due mainly to a decrease in the loan portfolio yield, specifically the yield on the correspondent one- to four-family loan portfolio.

Markets responded to the COVID-19 pandemic in many ways, with a dramatic lowering of interest rates in a short period of time having the most impact on the operations and performance of the Bank. Since the onset of the pandemic, the rate paid on our interest-bearing liabilities has decreased. The Bank has lowered its offered rates on all retail deposit products except checking and savings accounts. Changes in the rates paid on money market accounts have an immediate impact on the cost of our deposits, while the impact of reducing rates offered on our certificate of deposit products lower the cost of deposits only as certificates of deposit reprice lower when they mature. As the Bank further monitors rates offered and the cost of borrowings, we anticipate that the average cost of our interest-bearing liabilities will continue to decrease.

We responded to lower market rates for lending by lowering rates offered on our one- to four-family loan products over the course of the year. Given current market interest rates, rates offered on new loans and the recent volume of one- to four-family refinances and endorsements allowing borrowers to take advantage of the lower current market interest rates, the yield on the total loan portfolio is likely to continue to decrease. Additionally, with significant cash inflows realized due to investment securities being called and prepayments on mortgage-backed securities ("MBS") increasing, the yields on reinvested funds into new securities are lower than portfolio yields.

Considering the drastic changes in market rates and the ongoing economic uncertainty, even with the changes the Bank has made to its cost of funding, with the lower rates on new mortgage loans, refinances, endorsements and new securities also at lower rates, our net interest margin could continue to decrease, with further downside risk as a result of high levels of prepayments and premium amortization on correspondent one- to four-family loans and MBS.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 21 basis points, from 3.61% for the prior year to 3.40% for the current year, and the average balance of interest-earning assets decreased $193.4 million. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased 22 basis points, from 3.62% for the prior year to 3.40% for the current year, and the average balance of interest-earning assets would have decreased $35.6 million. The decrease in the weighted average yield between periods was due primarily to a decrease in the loan portfolio yield. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$270,494	$284,229	$(13,735)	(4.8)%
MBS	23,009	25,730	(2,721)	(10.6)
FHLB stock	5,827	7,823	(1,996)	(25.5)
Investment securities	4,467	6,366	(1,899)	(29.8)
Cash and cash equivalents	1,181	5,806	(4,625)	(79.7)
Total interest and dividend income	$304,978	$329,954	$(24,976)	(7.6)

The decrease in interest income on loans receivable was due mainly to a decrease in yield on correspondent loans, including a $5.8 million increase in the amortization of premiums related to increases in payoff and endorsement activity. This was partially offset by a shift in the mix of the loan portfolio, as the average balance of lower-yielding one- to four-family loans decreased $152.2 million, or 2.3%, partially offset by a $64.9 million, or 9.2%, increase in the average balance of higher-yielding commercial loans, excluding PPP loans. The weighted average yield on the loans receivable portfolio decreased 14 basis points, from 3.77% for the prior year to 3.63% for the current year.

The decrease in interest income on the MBS portfolio was due primarily to a 22 basis point decrease in the weighted average yield to 2.41% in the current year as a result of new purchases at lower market yields and the repricing of existing adjustable-rate MBS to lower market yields. The decrease in dividend income on FHLB stock was due mainly to a decrease in the dividend rate paid by FHLB, as well as to the leverage strategy not being in place during the current year. The decrease in interest income on investment securities was due mainly to a 61 basis point decrease in the weighted average yield to 1.65% in the current year as a result of calls and maturities either being replaced at lower market rates or not being replaced. The decrease in interest income on cash and cash equivalents was due primarily to the leverage strategy being in place for a portion of the prior year and not being in place during the current year, along with a decrease in the yield earned on cash held at the FRB of Kansas City.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased eight basis points, from 1.54% for the prior year to 1.46% for the current year, and the average balance of interest-bearing liabilities decreased $126.0 million. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased six basis points, from 1.52% for the prior year to 1.46% for the current year, while the average balance of interest-bearing liabilities would have increased $31.8 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$67,598	$66,201	$1,397	2.1%
Borrowings	48,045	57,363	(9,318)	(16.2)
Total interest expense	$115,643	$123,564	$(7,921)	(6.4)

The increase in interest expense on deposits was due to an increase in the cost of the retail/business certificate of deposit portfolio, partially offset by decreases in the cost of wholesale certificates of deposit and money market accounts. The weighted average rate of the retail/business certificate of deposit portfolio increased 11 basis points, to 2.03% for the current year, and the average balance increased $185.0 million, or approximately 7%. In the third quarter of fiscal year 2019, the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit in an effort to encourage customers to move funds to those terms. During the fourth quarter of fiscal year 2019, the Bank held the unTraditional campaign with above-market rates, resulting in growth in the short-term and certain intermediate-term certificates of deposit. Since the onset of the COVID-19 pandemic, the retail/business certificate of deposit portfolio has been gradually repricing down as certificates renew to lower offered rates.

The borrowings line item in the table above includes interest expense associated and not associated with the leverage strategy. Interest expense on borrowings not related to the leverage strategy decreased $5.4 million from the prior year due primarily to a decrease in the average balance of such borrowings, as certain maturing FHLB advances and repurchase agreements were not replaced and the Bank paid down its FHLB line of credit with funds generated from the increase in deposits. Interest expense on FHLB borrowings associated with the leverage strategy decreased $3.9 million from the prior year due to the leverage strategy being in place for a portion of the prior year and not being in place at all during the current year.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current year of $22.3 million, compared to $750 thousand during the prior year. The $22.3 million provision for credit losses in the current year was primarily related to the deterioration of economic conditions as a result of COVID-19. See additional discussion regarding management's evaluation of the adequacy of the Bank's allowance for credit losses ("ACL") at September 30, 2020 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$11,285	$12,740	$(1,455)	(11.4)%
Insurance commissions	2,487	2,821	(334)	(11.8)
Other non-interest income	5,827	6,397	(570)	(8.9)
Total non-interest income	$19,599	$21,958	$(2,359)	(10.7)

The decrease in deposit service fees was due mainly to a decrease in service charge income, primarily resulting from a decrease in consumer activity related to the COVID-19 pandemic, along with the discontinuation of point-of-sale service charges, which the Bank ceased charging in April 2019. The decrease in insurance commissions was due primarily to a decrease in the amount of annual contingent insurance commissions. The decrease in other non-interest income was due mainly to a decrease in loan-related fees, primarily prepayment fees and late charges, compared to the prior year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$52,996	$53,145	$(149)	(0.3)%
Information technology and related expense	16,974	17,615	(641)	(3.6)
Occupancy, net	13,870	13,032	838	6.4
Regulatory and outside services	5,762	5,813	(51)	(0.9)
Advertising and promotional	4,889	5,244	(355)	(6.8)
Deposit and loan transaction costs	2,890	2,478	412	16.6
Office supplies and related expense	2,195	2,439	(244)	(10.0)
Federal insurance premium	914	1,172	(258)	(22.0)
Other non-interest expense	5,514	6,006	(492)	(8.2)
Total non-interest expense	$106,004	$106,944	$(940)	(0.9)

The decrease in information technology and related expense was due mainly to the prior year including costs related to the integration of the operations of Capital City Bancshares, Inc. ("CCB"), which the Company acquired in August 2018. The increase in occupancy, net was due primarily to an increase in facility-related costs resulting from the impact of the COVID-19 pandemic, along with an increase in depreciation expense. The decrease in advertising and promotional expenses was due mainly to adjustments in advertising schedules, postponements of campaigns, and cancellations of certain sponsorships as a result of the COVID-19 pandemic. The increase in deposit and loan transaction costs was due mainly to the timing of loan origination-related costs. The decrease in the federal insurance premium was due mainly to the Bank utilizing an assessment credit from the Federal Deposit Insurance Corporation ("FDIC") during the majority of the current year. The decrease in other non-interest expense was due primarily to a decrease in amortization of deposit intangibles, as well as a decrease in debit card fraud losses.

The Company's efficiency ratio was 50.74% for the current year compared to 46.83% for the prior year. The change in the efficiency ratio was due to lower net interest income in the current year compared to the prior year. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that the financial institution is generating revenue with a proportionally higher level of expense, relative to the net interest margin.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$80,630	$120,654	$(40,024)	(33.2)%
Income tax expense	16,090	26,411	(10,321)	(39.1)
Net income	$64,540	$94,243	$(29,703)	(31.5)

Effective Tax Rate	20.0%	21.9%

The decrease in income tax expense was due primarily to lower pretax income in the current year. The lower effective tax rate in the current year compared to the prior year was due mainly to the Company's permanent differences, such as low income housing partnership tax credits, which generally reduce our tax expense, having a proportionately larger impact given the lower pretax income in the current year period. Additionally, an income tax benefit was recognized during the current year as a result of favorable federal tax guidance issued during the current year related to certain bank-owned life insurance policies added in the CCB acquisition. Management anticipates the effective income tax rate for fiscal year 2021 will be approximately 21% to 22%.

Comparison of Operating Results for the Three Months Ended September 30, 2020 and June 30, 2020

For the quarter ended September 30, 2020, the Company recognized net income of $18.3 million, or $0.13 per share, compared to net income of $19.5 million, or $0.14 per share, for the quarter ended June 30, 2020. The decrease was due primarily to an increase in non-interest expense and a decrease in net interest income compared to the prior quarter. The net interest margin decreased four basis points, from 2.07% for the prior quarter to 2.03% for the current quarter. The decrease in the net interest margin was due mainly to a decrease in the loan portfolio yield and securities portfolio yield, partially offset by a decrease in the cost of deposits and borrowings.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 15 basis points, from 3.32% for the prior quarter to 3.17% for the current quarter, while the average balance of interest-earning assets increased $33.4 million between the two periods. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,315	$66,652	$(2,337)	(3.5)%
MBS	5,425	5,616	(191)	(3.4)
FHLB stock	1,080	1,207	(127)	(10.5)
Investment securities	731	847	(116)	(13.7)
Cash and cash equivalents	55	59	(4)	(6.8)
Total interest and dividend income	$71,606	$74,381	$(2,775)	(3.7)

The decrease in interest income on loans receivable was due to a decrease in the average balance and weighted average portfolio yield. The decrease in the average balance was primarily in the correspondent loan portfolio, as payoff activity outpaced new purchases during the current quarter. The weighted average yield on the loans receivable portfolio decreased six basis points, from 3.55% for the prior quarter to 3.49% for the current quarter. The decrease in the weighted average yield was due mainly to a decrease in recognition of net purchase discounts and deferred loan fees related to commercial loan activity in the prior quarter, along with the origination and purchase of new loans at yields lower than the existing portfolio.

The decrease in interest income on the MBS portfolio was due to a 29 basis point decrease in the weighted average yield to 2.11% for the current quarter, partially offset by a $93.4 million increase in the average balance due to purchases during the current quarter. The decrease in the weighted average yield was due primarily to new purchases at lower market yields, along with an increase in the impact of net premium amortization. .

The decrease in dividend income on FHLB stock was due mainly to a reduction in the dividend rate paid by FHLB compared to the prior quarter.

The decrease in interest income on the investment securities portfolio was due to a 68 basis point decrease in the weighted average yield to 0.95% in the current quarter, partially offset by a $101.6 million increase in the average balance due to purchases during the current quarter. The decrease in the weighted average yield was due primarily to the purchase of securities at market rates lower than the existing portfolio.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 11 basis points, from 1.41% for the prior quarter to 1.30% for the current quarter, and the average balance of interest-bearing liabilities decreased $35.0 million between the two periods. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$15,299	$16,533	$(1,234)	(7.5)%
Borrowings	10,624	11,561	(937)	(8.1)
Total interest expense	$25,923	$28,094	$(2,171)	(7.7)

The decrease in interest expense on deposits was due to a decrease in the weighted average rate paid on retail/business certificates of deposit and wholesale certificates of deposit, partially offset by an increase in the average balance of deposits. Management has generally reduced deposit offer rates as discussed above.

The decrease in interest expense on borrowings was due primarily to not replacing term borrowings that matured during the current quarter and prior quarter. Cash flows from the deposit portfolio were generally utilized to repay maturing term borrowings during the current and prior quarter. The average balance of borrowings decreased $216.0 million compared to the prior quarter, while the weighted average rate paid on borrowings increased slightly, as certain borrowings that matured during the quarter were at rates lower than the rest of the portfolio.

Provision for Credit Losses
The Bank did not record a provision for credit losses during the current quarter or the prior quarter. There was no significant deterioration in credit quality indicators, such as loan delinquencies, asset classification and credit scores, during the current quarter. Loans 30 to 89 days delinquent were 0.13% of total loans at September 30, 2020 and 0.20% of total loans at June 30, 2020. Loans 90 days or more delinquent or in foreclosure were 0.16% of total loans at September 30, 2020 and 0.12% of total loans at June 30, 2020. The ACL to loans receivable ratio was 0.44% at September 30, 2020 and 0.42% at June 30, 2020. See additional discussion regarding management's evaluation of the adequacy of the Bank's ACL at September 30, 2020 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,901	$2,539	$362	14.3%
Insurance commissions	725	671	54	8.0
Other non-interest income	1,359	1,229	130	10.6
Total non-interest income	$4,985	$4,439	$546	12.3

The increase in deposit service fees was due mainly to an increase in service charge income as consumer activity has begun to increase after being negatively impacted by the COVID-19 pandemic.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,231	$13,059	$172	1.3%
Information technology and related expense	4,280	4,285	(5)	(0.1)
Occupancy, net	3,658	3,556	102	2.9
Regulatory and outside services	1,574	1,548	26	1.7
Advertising and promotional	1,116	1,004	112	11.2
Deposit and loan transaction costs	804	697	107	15.4
Office supplies and related expense	609	475	134	28.2
Federal insurance premium	627	287	340	118.5
Other non-interest expense	1,277	1,253	24	1.9
Total non-interest expense	$27,176	$26,164	$1,012	3.9

The increase in the federal insurance premium was due mainly to the Bank recognizing a full quarterly federal insurance premium accrual, as the remaining assessment credit from the FDIC was utilized during the prior quarter.

The Company's efficiency ratio was 53.64% for the current quarter compared to 51.58% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense in the current quarter compared to the prior quarter.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$23,492	$24,562	$(1,070)	(4.4)%
Income tax expense	5,213	5,088	125	2.5
Net income	$18,279	$19,474	$(1,195)	(6.1)

Effective Tax Rate	22.2%	20.7%

The higher effective tax rate in the current quarter was due to adjustments to our low income housing partnership permanent differences as a result of receiving updated information.

Financial Condition as of September 30, 2020
The Federal Reserve, in response to economic risks resulting from the COVID-19 pandemic, returned to a zero-interest rate policy in March 2020. This was after most broader market rates decreased significantly in response to evolving news about COVID-19. Deteriorating economic conditions included more than 20 million people becoming unemployed in the United States in one month's time, with more than 58 million in total filing for unemployment benefits, along with immediate reductions in consumer spending on almost all categories of purchases except groceries and staples, and closure or significantly reduced operations of restaurants, bars, airlines, hotels, and entertainment and hospitality venues, among others, and had a devastating impact on the economy. Since that time, many areas of consumer spending have rebounded, generally locally and not related to travel and entertainment. As previously described, we adjusted our operations in response to the COVID-19 pandemic and have worked with both our retail and commercial customers to help them manage their debt during this period of economic uncertainty as our regulators or the Coronavirus Aid, Relief, and Economic Security ("CARES") Act have allowed. There is increasing concern about the longer lasting impact on local business as well as travel and entertainment resulting from the COVID-19 pandemic. This could cause a longer recovery time for all sectors of the economy and could make it challenging for sectors that have had better recoveries to maintain that recovery in the long run.

We have been responding and expect to continue to respond to local market conditions regarding the loan and deposit rates we offer. Given the current level of the Company's total assets and the economic and interest rate environment, it is unlikely that the total loan portfolio will increase materially in the near future. As previously noted, since the onset of the pandemic the Bank lowered rates paid on money market accounts and certificate of deposit products. Despite this, since March 31, 2020, the Bank's retail deposits increased $237.2 million and business deposits increased $201.8 million. The Bank secured a new business deposit relationship during the year, which between March 31, 2020 and September 30, 2020, brought $163.6 million of new deposit balances. Because some of the deposits received from the new relationship are COVID-19-related payments, we do not expect the full balance of deposits received in fiscal year 2020 to be retained through fiscal year 2021. Retail certificates of deposit decreased $62.7 million between March 31, 2020 and September 30, 2020 while business certificates of deposit increased $64.0 million. As retail certificates of deposit mature, not all are being renewed. Rather, customers are moving some of those funds to more liquid investment options such as the Bank's retail money market accounts, which increased $131.2 million from March 31, 2020 to September 30, 2020. During fiscal year 2020, the Bank's weighted average retention rate of maturing retail certificates of deposit was approximately 80%.

Total assets were $9.49 billion at September 30, 2020, a decrease of $71.6 million, or 0.7%, from June 30, 2020, due to a decrease in cash and cash equivalents and loans receivable, largely offset by an increase in securities. Excess operating cash and cash flows from the loan portfolio were generally used to purchase securities. Total loans were $7.20 billion at September 30, 2020, a decrease of $185.2 million, or 2.5%, from June 30, 2020. The decrease was mainly in the one- to four-family correspondent loan portfolio as payoffs exceeded purchases during the current quarter. During the current quarter, the Bank originated and refinanced $280.7 million of one- to four-family and consumer loans with a weighted average rate of 2.99% and purchased $65.8 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.04%. The Bank also originated $29.4 million of commercial loans with a weighted average rate of 3.94%.

Total deposits were $6.19 billion at September 30, 2020, an increase of $121.7 million, or 2.0%, from June 30, 2020. The increase was primarily in non-maturity deposits, including a $98.8 million increase in money market accounts and a $22.0 million increase in checking accounts, along with an $21.8 million increase in retail/business certificates of deposit.

Stockholders' equity was $1.28 billion at September 30, 2020, a decrease of $15.7 million from June 30, 2020. The decrease was due primarily to the repurchase of common stock totaling $23.8 million, or 2,558,100 shares, during the current quarter. Subsequent to September 30, 2020, through the date of this release, the Company repurchased an additional $1.5 million, or 164,400 shares, of common stock. There is still $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's approval for the Company to repurchase shares extends through August 2021.

Total assets increased $147.2 million, or 1.6% from September 30, 2019 to September 30, 2020, due mainly to an increase in securities, partially offset by a decrease in loans receivable. Securities were purchased with cash flows from the loan portfolio and growth in the deposit portfolio. Total loans decreased $213.9 million from September 30, 2019 to September 30, 2020. The decrease was primarily in the one- to four-family correspondent loans and one- to four-family bulk purchased loans, partially offset by an increase in one- to four-family originated loans and commercial loans. During the current year, the Bank originated and refinanced $1.00 billion of one- to four-family and consumer loans with a weighted average rate of 3.27% and purchased $448.0 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.29%. The Bank also originated $165.5 million of commercial loans with a weighted average rate of 3.52% and entered into commercial real estate loan participations of $93.6 million at a weighted average rate of 4.16%. The commercial loan portfolio totaled $829.7 million at September 30, 2020 and was composed of 76% commercial real estate, 12% commercial and industrial, and 13% commercial construction. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $205.5 million, was $937.5 million at September 30, 2020. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $21.7 million, was $119.3 million at September 30, 2020.

Total deposits increased $609.5 million, or 10.9%, from September 30, 2019 to September 30, 2020. Non-maturity deposits increased $575.9 million, including a $242.8 million increase in checking accounts, a $220.8 million increase in money market accounts, and a $112.3 million increase in savings accounts. Retail/business certificates of deposit increased $73.7 million during the current year. These increases were partially offset by a $40.1 million decrease in public unit certificates of deposit.

Total borrowings at September 30, 2020 were $1.79 billion, a decrease of $450.7 million, or 20.1%, from September 30, 2019. The decrease was due to not renewing a portion of the FHLB advances and repurchase agreements that matured during the current year and repaying the FHLB line of credit balance. Cash flows from the deposit portfolio were used to pay off maturing borrowings and the FHLB line of credit.

Stockholders' equity was $1.28 billion at September 30, 2020 compared to $1.34 billion at September 30, 2019. The $51.5 million decrease was due primarily to the payment of cash dividends totaling $93.9 million and the repurchase of common stock totaling $23.8 million, partially offset by net income of $64.5 million during the current year. In the long run, management considers the Bank's equity to total assets ratio of at least 10% an appropriate level of capital. At September 30, 2020, this ratio was 12.3%. The cash dividends paid during the current year totaled $0.68 per share and consisted of a $0.34 per share cash true-up dividend related to fiscal year 2019 earnings, paid in December 2019, per the Company's dividend policy, and four regular quarterly cash dividends of $0.085 per share, totaling $0.34 per share.

At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy involves borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings are repaid at quarter end, or earlier if the strategy is suspended. The proceeds from the borrowings, net of the required FHLB stock holdings, are deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $14 thousand during the prior year. The leverage strategy was not in place during the current year, due to the large negative interest rate spread making the strategy unprofitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

On October 20, 2020, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on November 20, 2020 to stockholders of record as of the close of business on November 6, 2020. On October 28, 2020, the Company announced a fiscal year 2020 cash true-up dividend of $0.13 per share, or approximately $17.6 million, related to fiscal year 2020 earnings. The $0.13 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2020 and total regular quarterly cash dividends paid during fiscal year 2020, divided by the number of shares outstanding as of October 16, 2020. The cash true-up dividend is payable on December 4, 2020 to stockholders of record as of the close of business on November 20, 2020, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of the Company for fiscal year 2020.

At September 30, 2020, Capitol Federal Financial, Inc., at the holding company level, had $82.5 million on deposit at the Bank. For fiscal year 2021, it is currently the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2020	2020	2019
	(Dollars in thousands)
Stockholders' equity	$1,284,859	$1,300,520	$1,336,326
Equity to total assets at end of period	13.5%	13.6%	14.3%

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2020.

Total shares outstanding	138,956,296
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,408,810)
Net shares outstanding	135,547,486

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In September 2019, the regulatory agencies, including the Office of the Comptroller of the Currency and Board of Governors of the Federal Reserve System, adopted a final rule, effective January 1, 2020, creating a community bank leverage ratio ("CBLR") for institutions with total consolidated assets of less than $10 billion and that meet other qualifying criteria. The CBLR provides for a simple measure of capital adequacy for qualifying institutions. According to the final rule, qualifying institutions that elect to use the CBLR framework and that maintain a leverage ratio of greater than 9% will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the regulatory agencies' capital rules and to have met the well-capitalized ratio requirements. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the CBLR requirement is a minimum of 8% for the remainder of calendar year 2020, 8.5% for calendar year 2021, and 9% thereafter. The Bank elected to use the CBLR framework beginning with the quarter ended March 31, 2020. As of September 30, 2020, the Bank's CBLR was 12.4%, which exceeded the minimum requirement.

The following table presents a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory tier 1 capital as of September 30, 2020 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,165,813
Accumulated Other Comprehensive Income ("AOCI")	16,505
Goodwill and other intangibles, net of associated deferred taxes	(13,510)
Total tier 1 capital	$1,168,808

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	September 30,
	2020	2019
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $185,148 and $198,809)	$185,148	$220,370
Available-for-sale ("AFS") securities, at estimated fair value	1,560,950	1,204,863
Loans receivable, net (ACL of $31,527 and $9,226)	7,202,851	7,416,747
FHLB stock, at cost	93,862	98,456
Premises and equipment, net	101,875	96,784
Income taxes receivable, net	—	2
Other assets	342,532	302,796
TOTAL ASSETS	$9,487,218	$9,340,018

LIABILITIES:
Deposits	$6,191,408	$5,581,867
Borrowings	1,789,313	2,239,989
Advance payments by borrowers for taxes and insurance	65,721	65,686
Income taxes payable, net	795	—
Deferred income tax liabilities, net	8,180	14,282
Accounts payable and accrued expenses	146,942	101,868
Total liabilities	8,202,359	8,003,692

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,956,296 and 141,440,030
shares issued and outstanding as of September 30, 2020 and 2019, respectively	1,389	1,414
Additional paid-in capital	1,189,853	1,210,226
Unearned compensation, ESOP	(33,040)	(34,692)
Retained earnings	143,162	174,277
AOCI, net of tax	(16,505)	(14,899)
Total stockholders' equity	1,284,859	1,336,326
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,487,218	$9,340,018

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2020	2020	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,315	$66,652	$270,494	$284,229
MBS	5,425	5,616	23,009	25,730
FHLB stock	1,080	1,207	5,827	7,823
Investment securities	731	847	4,467	6,366
Cash and cash equivalents	55	59	1,181	5,806
Total interest and dividend income	71,606	74,381	304,978	329,954

INTEREST EXPENSE:
Deposits	15,299	16,533	67,598	66,201
Borrowings	10,624	11,561	48,045	57,363
Total interest expense	25,923	28,094	115,643	123,564

NET INTEREST INCOME	45,683	46,287	189,335	206,390

PROVISION FOR CREDIT LOSSES	—	—	22,300	750
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	45,683	46,287	167,035	205,640

NON-INTEREST INCOME:
Deposit service fees	2,901	2,539	11,285	12,740
Insurance commissions	725	671	2,487	2,821
Other non-interest income	1,359	1,229	5,827	6,397
Total non-interest income	4,985	4,439	19,599	21,958

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,231	13,059	52,996	53,145
Information technology and related expense	4,280	4,285	16,974	17,615
Occupancy, net	3,658	3,556	13,870	13,032
Regulatory and outside services	1,574	1,548	5,762	5,813
Advertising and promotional	1,116	1,004	4,889	5,244
Deposit and loan transaction costs	804	697	2,890	2,478
Office supplies and related expense	609	475	2,195	2,439
Federal insurance premium	627	287	914	1,172
Other non-interest expense	1,277	1,253	5,514	6,006
Total non-interest expense	27,176	26,164	106,004	106,944
INCOME BEFORE INCOME TAX EXPENSE	23,492	24,562	80,630	120,654
INCOME TAX EXPENSE	5,213	5,088	16,090	26,411
NET INCOME	$18,279	$19,474	$64,540	$94,243

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2020	2020	2020	2019
	(Dollars in thousands, except per share amounts)
Net income	$18,279	$19,474	$64,540	$94,243
Income allocated to participating securities	(14)	(16)	(52)	(55)
Net income available to common stockholders	$18,265	$19,458	$64,488	$94,188

Average common shares outstanding	137,580,179	137,935,000	137,834,304	137,614,465
Average committed ESOP shares outstanding	124,346	83,052	62,400	62,458
Total basic average common shares outstanding	137,704,525	138,018,052	137,896,704	137,676,923

Effect of dilutive stock options	—	—	4,484	58,478

Total diluted average common shares outstanding	137,704,525	138,018,052	137,901,188	137,735,401

Net earnings per share:
Basic	$0.13	$0.14	$0.47	$0.68
Diluted	$0.13	$0.14	$0.47	$0.68

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	813,645	813,645	437,731	470,938

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	September 30, 2020			June 30, 2020			September 30, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,937,310	3.50%	54.5%	$3,955,668	3.61%	53.4%	$3,873,851	3.74%	52.2%
Correspondent purchased	2,101,082	3.49	29.1	2,268,031	3.54	30.6	2,349,877	3.64	31.7
Bulk purchased	208,427	2.41	2.9	217,652	2.73	3.0	252,347	2.94	3.4
Construction	34,593	3.30	0.5	36,595	3.46	0.5	36,758	4.00	0.5
Total	6,281,412	3.46	87.0	6,477,946	3.56	87.5	6,512,833	3.68	87.8
Commercial:
Commercial real estate	626,588	4.29	8.7	625,106	4.32	8.4	583,617	4.48	7.9
Commercial and industrial	97,614	2.79	1.4	99,735	2.92	1.4	61,094	5.14	0.8
Construction	105,458	4.04	1.4	87,448	3.98	1.2	123,159	4.81	1.7
Total	829,660	4.08	11.5	812,289	4.11	11.0	767,870	4.58	10.4
Consumer loans:
Home equity	103,838	4.66	1.4	107,174	4.68	1.4	120,587	6.15	1.6
Other	10,086	4.40	0.1	10,033	4.46	0.1	11,183	4.57	0.2
Total	113,924	4.64	1.5	117,207	4.66	1.5	131,770	6.02	1.8
Total loans receivable	7,224,996	3.55	100.0%	7,407,442	3.64	100.0%	7,412,473	3.81	100.0%

Less:
ACL	31,527			31,215			9,226
Discounts/unearned loan fees	29,190			30,312			31,058
Premiums/deferred costs	(38,572)			(42,175)			(44,558)
Total loans receivable, net	$7,202,851			$7,388,090			$7,416,747

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the current year, the Bank endorsed $695.4 million of one- to four-family loans, reducing the average rate on those loans by 83 basis points. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. During the initial days of the COVID-19 pandemic, correspondent one- to four-family loan application acceptance was suspended by the Bank but existing correspondent applications and commitments continued to progress through the approval and funding process. One- to four-family correspondent new loan application acceptance was resumed in mid-June 2020.

	For the Three Months Ended
	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,407,442	3.64%	$7,493,280	3.74%	$7,424,834	3.77%	$7,412,473	3.81%
Originated and refinanced:
Fixed	265,424	2.98	277,904	2.83	172,891	3.44	233,693	3.52
Adjustable	44,625	3.68	60,626	3.75	55,946	4.11	55,126	4.30
Purchased and participations:
Fixed	61,435	3.07	131,739	3.28	125,612	3.46	123,118	3.77
Adjustable	4,396	2.76	62,510	3.76	18,985	2.96	13,801	3.06
Change in undisbursed loan funds	13,898		(32,202)		24,049		(9,743)
Repayments	(572,536)		(586,434)		(328,644)		(403,361)
Principal recoveries/(charge-offs), net	312		19		(314)		(16)
Other	—		—		(79)		(257)
Ending balance	$7,224,996	3.55	$7,407,442	3.64	$7,493,280	3.74	$7,424,834	3.77

	For the Year Ended
	September 30, 2020		September 30, 2019
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,412,473	3.81%	$7,507,645	3.74%
Originated and refinanced:
Fixed	949,912	3.15	505,334	4.10
Adjustable	216,323	3.97	319,608	4.77
Purchased and participations:
Fixed	441,904	3.44	186,135	4.64
Adjustable	99,692	3.47	76,305	4.40
Change in undisbursed loan funds	(3,998)		52,220
Repayments	(1,890,975)		(1,233,157)
Principal recoveries, net	1		13
Other	(336)		(1,630)
Ending balance	$7,224,996	3.55	$7,412,473	3.81

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores were updated in September 2020 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2020					September 30, 2019
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,937,310	63.0%	771	62%	$145	$3,873,851	59.8%	768	62%	$140
Correspondent purchased	2,101,082	33.6	765	64	379	2,349,877	36.3	765	65	371
Bulk purchased	208,427	3.4	767	60	300	252,347	3.9	762	61	304
	$6,246,819	100.0%	768	63	187	$6,476,075	100.0%	767	63	186

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Included in the originated line item for the current year are $300.4 million of loans that were refinanced from other lenders.

	For the Three Months Ended			For the Year Ended
	September 30, 2020			September 30, 2020
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$182,927	74%	772	$662,678	74%	767
Refinanced by Bank customers	78,427	65	771	268,590	67	765
Correspondent purchased	65,831	71	768	447,970	71	768
	$327,185	71	771	$1,379,238	72	767

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the current year period.

	For the Three Months Ended			For the Year Ended
	September 30, 2020			September 30, 2020
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$220,298	67.3%	2.87%	$804,919	58.4%	3.15%
Missouri	51,327	15.7	2.89	234,730	17.0	3.20
Texas	28,980	8.9	3.04	177,752	12.9	3.23
Other states	26,580	8.1	3.08	161,837	11.7	3.32
	$327,185	100.0%	2.91	$1,379,238	100.0%	3.19

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of September 30, 2020, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of our future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$35,869	$56,110	$11,300	$103,279	2.87%
Correspondent	15,687	49,912	5,080	70,679	2.89
	$51,556	$106,022	$16,380	$173,958	2.88

Rate	2.49%	3.08%	2.79%

Through September 30, 2020, the Bank had processed COVID-19 loan modifications for 942 one- to four-family loans totaling $239.5 million. Of this amount, $39.8 million, or 17%, were still in the deferral period as of September 30, 2020, while 83% had completed the deferral period by September 30, 2020. Of the COVID-19 loan modifications that had completed the deferral period by September 30, 2020 and were not delinquent prior to requesting assistance, $1.4 million were 30 to 89 days delinquent and none were 90 or more days delinquent as of September 30, 2020. The modifications still in the deferral period as of September 30, 2020 are summarized in the table below, along with the weighted average credit score and weighted average LTV as of September 30, 2020. Credit scores were updated in September 2020 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

			Credit
	Count	Amount	Score	LTV
	(Dollars in thousands)
Originated	159	$26,859	715	67%
Correspondent purchased	34	12,984	749	67
	193	$39,843	727	67

Commercial Loans: During the current year, the Bank originated $165.5 million of commercial loans, of which $43.9 million were PPP loans, entered into commercial real estate loan participations totaling $93.6 million, and processed commercial loan disbursements, excluding lines of credit, of approximately $228.7 million at a weighted average rate of 3.78%.

The following table presents the Bank's commercial real estate and commercial construction loans and loan commitments by type of primary collateral, as of September 30, 2020. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $534.6 million at a weighted average rate of 4.15% and adjustable-rate loans totaling $331.1 million at a weighted average rate of 4.38%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at September 30, 2020 having shorter terms to maturity. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we anticipate fully funding the related projects.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Senior housing	25	$225,062	$32,638	$257,700	$—	$257,700	27.5%
Hotel	9	129,488	49,686	179,174	—	179,174	19.1
Retail building	133	126,439	11,960	138,399	1,771	140,170	14.9
Office building	98	56,131	4,745	60,876	60,875	121,751	13.0
Multi-family	40	63,115	18,801	81,916	2,800	84,716	9.0
One- to four-family property	391	57,754	7,251	65,005	215	65,220	7.0
Single use building	21	43,596	5,163	48,759	1,500	50,259	5.4
Other	91	30,461	3,459	33,920	4,598	38,518	4.1
	808	$732,046	$133,703	$865,749	$71,759	$937,508	100.0%

Weighted average rate		4.25%	4.19%	4.24%	4.05%	4.23%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of September 30, 2020.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Kansas	627	$285,184	$15,744	$300,928	$8,254	$309,182	33.0%
Missouri	149	227,101	56,545	283,646	2,005	285,651	30.5
Texas	9	117,675	53,107	170,782	60,000	230,782	24.6
Nebraska	6	33,820	16	33,836	—	33,836	3.6
Kentucky	1	25,450	109	25,559	—	25,559	2.7
California	3	5,843	4,300	10,143	1,500	11,643	1.2
Other	13	36,973	3,882	40,855	—	40,855	4.4
	808	$732,046	$133,703	$865,749	$71,759	$937,508	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of September 30, 2020. Including in the working capital loan category are $43.9 million of PPP loans.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Working capital	942	$56,348	$17,237	$73,585	$331	$73,916	62.0%
Equipment	119	14,184	303	14,487	850	15,337	12.9
Purchase/lease autos	178	11,275	97	11,372	—	11,372	9.5
Business investment	70	11,029	80	11,109	—	11,109	9.3
Other	22	4,778	2,785	7,563	—	7,563	6.3
	1,331	$97,614	$20,502	$118,116	$1,181	$119,297	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of September 30, 2020.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$181,677
>$15 to $30 million	13	314,054
>$10 to $15 million	3	34,761
>$5 to $10 million	13	81,202
$1 to $5 million	103	217,178
Less than $1 million	2,003	227,933
	2,139	$1,056,805

The Bank's commercial lending team is working proactively with our commercial customers as the COVID-19 pandemic continues to present challenging operating conditions. As discussed previously, through September 30, 2020, we have modified $410.9 million of commercial loans under our COVID-19 loan modification program. Of this amount, $317.4 million, or 77%, were still in the deferral period as of September 30, 2020. We have also processed 791 PPP loans for $43.9 million, for which we received approximately $1.9 million in fees. Approximately 60% of PPP loans processed were in the following industries: construction, professional/scientific/technical, health care/social assistance, and retail trade.

The following table presents the gross loan amount, including undisbursed balances, of the Bank's commercial real estate loans by type of primary collateral, and commercial and industrial loans by business purpose, that have been modified per the Bank's COVID-19 loan modification program, and had not completed the deferral period as of September 30, 2020. The information is broken down by type of modification and presented as a percentage of total modifications, as well as by a percentage of the total gross loan amount and undisbursed balances of the related property type or business purpose category. Included in the table are $57.3 million of loans that were paid off in October 2020.

	Modification Type				% of
	Interest	Payment		% of	Property Type/
	Only	Deferral	Total	Total	Business Purpose
	(Dollars in thousands)
Commercial real estate
Senior Housing	$115,082	$57,258	$172,340	54.3%	66.9%
Hotel	26,208	10,049	36,257	11.4	20.2
Retail Building	27,197	5,815	33,012	10.4	23.9
Single Use Building	30,304	1,625	31,929	10.1	65.5
Office Building	14,618	4,375	18,993	6.0	31.2
One- to four-family Property	7,643	336	7,979	2.5	12.3
Multi-family	7,390	—	7,390	2.3	9.0
Other	2,318	—	2,318	0.7	6.8
	230,760	79,458	310,218	97.7	35.8
Commercial and industrial
Equipment	4,136	—	4,136	1.3	32.7
Working Capital	848	—	848	0.3	1.2
Business Investment	719	—	719	0.2	5.5
Purchase/lease autos	651	—	651	0.2	5.7
Other	786	—	786	0.3	32.6
	7,140	—	7,140	2.3	6.0
Total	$237,900	$79,458	$317,358	100.0%	32.3

Of the loans presented in the table above, $189.4 million were scheduled to complete their deferral period in October 2020. Overall, of the commercial loans modified per the Bank's COVID-19 loan modification program, seven loans with a combined gross loan amount, including undisbursed balances, of $79.7 million have requested additional assistance. We have either completed or are in the process of completing a second modification for these loans.

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at September 30, 2020, approximately 70% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and other loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	42	$3,012	57	$5,085	92	$8,360	96	$9,004	90	$7,223
Correspondent purchased	8	3,123	10	2,919	13	4,531	13	4,117	9	2,721
Bulk purchased	12	2,532	19	4,536	12	2,914	14	3,307	16	3,581
Commercial	2	45	9	1,543	7	1,555	7	1,192	8	826
Consumer	26	398	21	431	43	628	40	488	42	525
	90	$9,110	116	$14,514	167	$17,988	170	$18,108	165	$14,876
30 to 89 days delinquent loans
to total loans receivable, net		0.13%		0.20%		0.24%		0.24%		0.20%

	Non-Performing Loans and OREO at:
	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	51	$4,362	47	$4,026	53	$4,517	44	$3,552	44	$3,268
Correspondent purchased	6	2,397	7	2,740	4	1,342	4	1,376	4	1,008
Bulk purchased	12	2,903	3	1,291	1	630	2	689	6	1,465
Commercial	5	1,360	4	709	4	716	—	—	4	170
Consumer	14	304	23	278	17	326	20	340	25	362
	88	11,326	84	9,044	79	7,531	70	5,957	83	6,273

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.16%		0.12%		0.10%		0.08%		0.08%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	9	$691	14	$1,132	13	$811	11	$634	16	$1,183
Correspondent purchased	—	—	—	—	1	189	—	—	—	—
Bulk purchased	—	—	—	—	1	134	1	134	1	65
Commercial	3	464	1	6	2	129	6	363	1	7
Consumer	1	9	1	33	2	43	—	—	2	35
	13	1,164	16	1,171	19	1,306	18	1,131	20	1,290
Total non-performing loans	101	12,490	100	10,215	98	8,837	88	7,088	103	7,563

Non-performing loans as a percentage of total loans		0.17%		0.14%		0.12%		0.10%		0.10%

OREO:
One- to four-family:
Originated(2)	4	$183	4	$183	5	$187	8	$414	8	$745
Commercial	—	—	—	—	—	—	—	—	1	600
Consumer	—	—	—	—	—	—	1	98	—	—
	4	183	4	183	5	187	9	512	9	1,345
Total non-performing assets	105	$12,673	104	$10,398	103	$9,024	97	$7,600	112	$8,908

Non-performing assets as a percentage of total assets		0.13%		0.11%		0.10%		0.08%		0.10%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented.

	September 30, 2020		June 30, 2020		September 30, 2019
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$11,339	$25,630	$12,309	$26,788	$15,428	$23,783
Commercial	52,006	4,914	52,054	5,128	54,134	5,543
Consumer	332	589	320	564	283	758
	$63,677	$31,133	$64,683	$32,480	$69,845	$30,084

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
	(Dollars in thousands)
Balance at beginning of period	$31,215	$31,196	$9,435	$9,226	$9,036
Charge-offs:
One- to four-family	—	—	(46)	(18)	—
Commercial	—	—	(325)	(24)	(124)
Consumer	(15)	(5)	(4)	(6)	(9)
Total charge-offs	(15)	(5)	(375)	(48)	(133)
Recoveries:
One- to four-family	303	—	3	—	14
Commercial	12	17	54	27	5
Consumer	12	7	4	5	4
Total recoveries	327	24	61	32	23
Net recoveries (charge-offs)	312	19	(314)	(16)	(110)
Provision for credit losses	—	—	22,075	225	300
Balance at end of period	$31,527	$31,215	$31,196	$9,435	$9,226

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(2.70)	(0.20)	3.78	0.19	1.09
ACL to non-performing loans at end of period	252.42	305.58	353.02	133.11	121.99
ACL to loans receivable at end of period	0.44	0.42	0.42	0.13	0.12
ACL to net charge-offs (annualized)	N/M(1)	N/M(1)	24.9x	144.5x	21.1x

	For the Year Ended
	September 30,
	2020	2019
	(Dollars in thousands)
Balance at beginning of period	$9,226	$8,463
Charge-offs:
One- to four-family	(64)	(101)
Commercial	(349)	(124)
Consumer	(30)	(37)
Total charge-offs	(443)	(262)
Recoveries:
One- to four-family	306	128
Commercial	110	49
Consumer	28	98
Total recoveries	444	275
Net recoveries	1	13
Provision for credit losses	22,300	750
Balance at end of period	$31,527	$9,226

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.01)	(0.12)
ACL to net charge-offs	N/M(1)	N/M(1)

(1)This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

Management considered several factors when evaluating the adequacy of the ACL at September 30, 2020, such as: economic conditions including the impact of additional unemployment benefits provided by the government, our commercial lending team's ongoing evaluation of commercial loans, the Bank's COVID-19 loan modification programs and the performance of loans leaving the programs, and certain loan credit quality indicators.
There was significant deterioration of economic conditions at March 31, 2020 due to the COVID-19 pandemic which carried through the remainder of our fiscal year. Many of the stay-at-home orders issued in March and April have been lifted or significantly reduced which resulted in some people returning to work, while not necessarily at the same level as prior to March 2020. Consumer spending has continued to gradually rebound, but generally not related to travel and entertainment. Unemployment benefit claims continue to be at high levels, but the level at which individuals are filing initial unemployment benefit claims has decreased significantly from the late March/early April timeframe. Individuals that are unemployed have benefited from the Federal Pandemic Unemployment Compensation Program ("FPUC") which the CARES Act created. FPUC provided an additional $600 per week to individuals collecting regular unemployment compensation. The FPUC expired in late July 2020. There were other unemployment compensation benefits created under the CARES Act which have benefited individuals that have exhausted their regular unemployment insurance benefits and that are generally not eligible for regular unemployment compensation, like self-employed individuals. In early August 2020, President Trump signed an executive memorandum authorizing the Federal Emergency Management Agency to provide $300 per week in extra unemployment benefits for six weeks, starting retroactively on August 1, 2020. The financial assistance provided by the government, which had tapered off significantly by September 30, 2020, may be masking our actual credit exposure.

The Bank's commercial lending team has closely analyzed the Bank's largest commercial relationships. Approximately 91% of all commercial loans, excluding PPP loans, had been evaluated through September 30, 2020. The commercial lending team primarily focused on the lending relationships considered most at risk of short-term operational cash flow issues and/or collateral concerns, which had an aggregate unpaid principal balance of $201.2 million at September 30, 2020, and was primarily in the following categories: senior housing facilities, hotels, retail buildings, office buildings and single use buildings. These loan categories were among the categories with the highest usage of the Bank's COVID-19 loan modification program. The weighted average LTV ratios based on the aggregate unpaid principal balances of senior housing, hotel, retail building, office building, and single use building loans were 69%, 58%, 67%, 75%, and 69%, respectively, at September 30, 2020. The commercial lending team also considered the largest credits in these loan categories. The evaluation of most of our commercial and industrial loans concluded that many of these loans are to businesses that are deemed essential, which we believe reduces the risk of loss on these loans at this time. Management was not aware of any construction delays or other issues that would significantly delay or impact funding of the commercial construction loans at September 30, 2020.

In late March 2020, the Bank began offering COVID-19 loan modifications for one- to four-family loans and consumer loans consistent with the CARES Act or interagency guidance. This provides for a three-month payment deferral of principal, interest and, in some cases, escrow payments. Through September 30, 2020, the Bank processed COVID-19 loan modifications for $239.5 million of one- to four-family loans, with $39.8 million still in their deferral period at September 30, 2020. While the intent of the CARES Act was to keep customers current on their payments and therefore in their homes during the worst of the economic downturn, it may be masking our actual credit exposure on these loans. Because of this, it is possible that in the months following the end of the deferral time periods, the Bank's credit quality indicators may worsen, which may increase the need for additional provisions for credit losses and decrease earnings. However, to date, the vast majority of borrowers whose deferral periods were concluded by September 30, 2020 have made their scheduled payments.

Through September 30, 2020, the Bank processed COVID-19 loan modifications of $410.9 million for commercial loans, including undisbursed amounts, with $317.4 million still in their deferral period at September 30, 2020. The COVID-19 loan modifications for commercial loans mainly consist of a six-month interest-only payment period, but a three-month deferral of principal and interest was also offered to our borrowers. Some of the borrowers who requested and received a three-month deferral of principal and interest have requested an additional three-month deferral. We have either completed or are in the process of completing those second payment deferral requests. We believe the Bank's COVID-19 loan modification program has been very beneficial to the majority of our borrowers; however, as is the case with one- to four-family loans, the modifications may be masking our actual credit exposure which could result in worsening credit quality indicators once the payment relief time period ends. Through September 30, 2020, all of the commercial loan borrowers whose deferral periods were concluded by September 30, 2020 have made their scheduled payments.

There was no significant deterioration in credit quality indicators, such as loan delinquencies, asset classification and credit scores, during the current fiscal year; however, as noted above, the financial assistance provided by the government and our COVID-19 loan modifications may be masking our actual credit exposure which could result in worsening credit quality indicators in the coming months. Loans 30 to 89 days delinquent were 0.13% of total loans at September 30, 2020 and 0.20% of total loans at September 30, 2019. Loans 90 days or more delinquent or in foreclosure were 0.16% of total loans at September 30, 2020 and 0.08% of total loans at September 30, 2019. Loans classified as special mention were $63.7 million at September 30, 2020 compared to $69.8 million at September 30, 2019. Loans classified as substandard were $31.1 million at September 30, 2020 compared to $30.1 million at September 30, 2019. The weighted average credit score for our one- to four-family loan portfolio was 768 at September 30, 2020 compared to 767 at September 30, 2019. We completed a credit score update from a nationally recognized consumer rating agency during the current quarter.

Management believes the ACL at September 30, 2020 was adequate to absorb inherent losses in the loan portfolio at that point in time based on the known facts and circumstances of the economic environment at September 30, 2020. Management will continue to closely monitor economic conditions and will work with borrowers as necessary to assist them through this challenging economic climate. If economic conditions worsen or do not improve in the near term, and if future government programs, if any, do not provide adequate relief to borrowers, it is possible the Bank's ACL will need to increase in future periods.

The distribution of our ACL at the dates indicated is summarized below. The increase in the ACL from June 30, 2020 to September 30, 2020 was due to net recoveries.

	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
	(Dollars in thousands)
One- to four-family:
Originated	$6,044	$6,298	$6,420	$2,027	$1,982
Correspondent purchased	2,691	3,189	3,355	1,200	1,203
Bulk purchased	467	506	557	612	687
Construction	41	48	47	20	18
Total	9,243	10,041	10,379	3,859	3,890
Commercial:
Commercial real estate	16,869	16,353	14,672	3,608	3,448
Commercial and industrial	1,451	1,465	1,489	710	472
Construction	3,480	2,886	4,167	1,100	1,251
Total	21,800	20,704	20,328	5,418	5,171
Consumer	484	470	489	158	165
Total	$31,527	$31,215	$31,196	$9,435	$9,226

The ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The reduction in the ACL to loans ratio at June 30, 2020 and September 30, 2020 compared to March 31, 2020 for commercial and industrial loans was due primarily to PPP loans. PPP loans are 100% guaranteed by the SBA so the Bank did not record ACL on those loans at June 30, 2020 or September 30, 2020. The increase in the overall commercial ACL to total commercial loans from June 30, 2020 to September 30, 2020 was due to a change in the product mix within the portfolio.

	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
One- to four-family:
Originated	0.15%	0.16%	0.16%	0.05%	0.05%
Correspondent purchased	0.13	0.14	0.14	0.05	0.05
Bulk purchased	0.22	0.23	0.24	0.26	0.27
Construction	0.12	0.13	0.13	0.05	0.05
Total	0.15	0.16	0.16	0.06	0.06
Commercial:
Commercial real estate	2.69	2.62	2.51	0.62	0.59
Commercial and industrial	1.49	1.47	2.40	1.25	0.77
Construction	3.30	3.30	3.30	1.02	1.02
Total	2.63	2.55	2.63	0.72	0.67
Consumer	0.42	0.40	0.39	0.12	0.13
Total	0.44	0.42	0.42	0.13	0.12

Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, replaces the current incurred loss impairment methodology in GAAP. The new impairment methodology requires an entity to measure, at each reporting date, the expected credit losses of financial assets not measured at fair value, such as loans and loan commitments, over their contractual lives. This ASU is effective for the Company on October 1, 2020. The Company has been working with a software provider on the application and implementation of the new accounting guidance and model. At September 30, 2020, the Company ran the new model using various assumptions and forecast scenarios. Preliminary results indicate the Bank's ACL and reserves on unfunded commitments would be between $28 million and $35 million. The ACL calculated under the new accounting methodology could be lower than that under the existing incurred loss methodology due to having the ability to forecast improvements in economic conditions over a loan's contractual life rather than only being able to consider current conditions as is required under the incurred loss methodology.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 87% of our securities portfolio at September 30, 2020. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2020			June 30, 2020			September 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$945,432	1.82%	3.7	$714,730	2.22%	3.2	$625,840	2.46%	2.9
U.S. government-sponsored enterprise debentures	369,967	0.62	1.7	225,020	1.20	0.8	249,828	2.15	0.7
Municipal bonds	9,716	1.69	0.7	11,857	1.68	0.7	18,371	1.63	1.0
Total fixed-rate securities	1,325,115	1.49	3.1	951,607	1.97	2.6	894,039	2.35	2.3

Adjustable-rate securities:
MBS	204,490	2.49	2.9	234,618	2.73	3.9	297,416	3.10	4.7
Total securities portfolio	$1,529,605	1.62	3.1	$1,186,225	2.12	2.8	$1,191,455	2.54	2.9

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL are the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2020			June 30, 2020			March 31, 2020			December 31, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$982,587	2.35%	3.3	$973,318	2.50%	3.6	$937,317	2.61%	3.3	$936,487	2.67%	3.5
Maturities and repayments	(95,842)			(75,293)			(65,767)			(72,635)
Net amortization of (premiums)/discounts	(608)			(363)			(279)			(248)
Purchases:
Fixed	297,024	1.06	5.9	77,455	1.29	5.0	88,863	1.80	4.5	74,359	2.05	3.8
Change in valuation on AFS securities	(2,358)			7,470			13,184			(646)
Ending balance - carrying value	$1,180,803	1.94	3.5	$982,587	2.35	3.3	$973,318	2.50	3.6	$937,317	2.61	3.3

	For the Year Ended
	September 30, 2020			September 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$936,487	2.67%	3.5	$1,036,990	2.57%	3.4
Maturities and repayments	(309,537)			(275,116)
Net amortization of (premiums)/discounts	(1,498)			(1,304)
Purchases:
Fixed	537,701	1.35	5.2	77,755	2.53	4.1
Adjustable	—	—	—	84,138	2.74	4.4
Valuation transferred from held-to-maturity ("HTM") to AFS	—			3,039
Change in valuation on AFS securities	17,650			10,985
Ending balance - carrying value	$1,180,803	1.94	3.5	$936,487	2.67	3.5

Investment Securities: The following tables summarize the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	September 30, 2020			June 30, 2020			March 31, 2020			December 31, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$237,467	1.23%	0.8	$262,719	1.87%	0.3	$292,270	2.00%	0.8	$268,376	2.11%	0.8
Maturities, calls and sales	(102,115)			(125,000)			(80,125)			(51,175)
Net amortization of (premiums)/discounts	(54)			(80)			(49)			20
Purchases:
Fixed	244,975	0.51	3.2	99,990	0.58	1.2	50,097	1.42	0.4	75,000	1.90	1.7
Change in valuation on AFS securities	(126)			(162)			526			49
Ending balance - carrying value	$380,147	0.65	1.7	$237,467	1.23	0.8	$262,719	1.87	0.3	$292,270	2.00	0.8

	For the Year Ended
	September 30, 2020			September 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$268,376	2.11%	0.8	$289,942	2.05%	2.2
Maturities, calls and sales	(358,415)			(249,771)
Net amortization of (premiums)/discounts	(163)			62
Purchases:
Fixed	470,062	0.84	2.3	224,809	2.44	0.9
Valuation transferred from HTM to AFS	—			47
Change in valuation on AFS securities	287			3,287
Ending balance - carrying value	$380,147	0.65	1.7	$268,376	2.11	0.8

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2020			June 30, 2020			September 30, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$451,394	—%	7.3%	$457,917	—%	7.5%	$357,284	—%	6.4%
Interest-bearing checking	865,782	0.10	14.0	837,304	0.10	13.8	717,121	0.09	12.8
Savings	433,808	0.06	7.0	420,924	0.07	6.9	321,494	0.05	5.8
Money market	1,419,180	0.37	22.9	1,320,379	0.39	21.8	1,198,343	0.70	21.5
Retail/business certificates of deposit	2,766,461	1.83	44.7	2,744,661	1.97	45.2	2,692,770	2.08	48.2
Public unit certificates of deposit	254,783	0.74	4.1	288,499	1.09	4.8	294,855	2.29	5.3
	$6,191,408	0.95	100.0%	$6,069,684	1.05	100.0%	$5,581,867	1.29	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of September 30, 2020.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$449,875	$55,037	$8,103	$1,374	$514,389	0.55%
1.00 – 1.99%	713,300	355,888	104,335	186,939	1,360,462	1.65
2.00 – 2.99%	342,326	362,353	313,831	127,632	1,146,142	2.38
3.00 – 3.99%	—	—	251	—	251	3.00
	$1,505,501	$773,278	$426,520	$315,945	$3,021,244	1.74

Percent of total	49.8%	25.6%	14.1%	10.5%
Weighted average rate	1.46	1.99	2.16	1.88
Weighted average maturity (in years)	0.5	1.5	2.4	3.7	1.4
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of term borrowings which includes FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of September 30, 2020.

	Term Borrowings Amount
Maturity by		Interest rate	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2021	$203,000	$640,000	0.76%	2.56%
2022	200,000	—	2.23	2.23
2023	300,000	—	1.70	1.81
2024	100,000	—	3.39	3.39
2025	250,000	—	1.82	1.94
2026	100,000	—	1.28	1.60
	$1,153,000	$640,000	1.41	2.31

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 3.5 years at September 30, 2020.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of September 30, 2020.

	Retail/ Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount(1)	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2020	$311,855	1.76%	$100,761	0.43%	$53,000	1.98%	$465,616	1.50%
March 31, 2021	307,863	1.78	39,310	1.19	150,000	1.97	497,173	1.79
June 30, 2021	342,662	1.51	49,185	0.48	—	—	391,847	1.38
September 30, 2021	305,591	1.40	48,274	0.95	75,000	2.99	428,865	1.63
	$1,267,971	1.61	$237,530	0.67	$278,000	2.24	$1,783,501	1.59

(1) The maturity date for FHLB advances tied to interest rate swaps is based on the maturity date of the related interest rate swap

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Excluded from this table is a $3.0 million FHLB advance that had an original contractual term of less than one year. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2020			June 30, 2020			March 31, 2020			December 31, 2019
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,990,000	2.29%	2.9	$2,090,000	2.25%	3.0	$2,090,000	2.37%	2.6	$2,140,000	2.38%	2.6
Maturities and prepayments:
FHLB advances	(440,000)	2.49		(200,000)	2.35		(415,000)	2.45		(350,000)	2.40
Repurchase agreements	(100,000)	2.53		—	—		—	—		—	—
New FHLB borrowings:
Fixed-rate	—	—	—	—	—	—	350,000	1.70	4.7	100,000	1.96	5.0
Interest rate swaps(1)	340,000	2.73	3.5	100,000	3.20	8.0	65,000	2.61	4.0	200,000	2.57	2.5
Ending balance	$1,790,000	2.31	3.0	$1,990,000	2.29	2.9	$2,090,000	2.25	3.0	$2,090,000	2.37	2.6

	For the Year Ended
	September 30, 2020			September 30, 2019
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,140,000	2.38%	2.6	$2,185,052	2.17%	2.9
Maturities and prepayments:
FHLB advances	(1,405,000)	2.44		(875,000)	2.10
Repurchase agreements	(100,000)	2.53		—	—
CCB acquisition - junior subordinated debentures assumed (redeemed)	—	—	—	(10,052)	8.76	12.3
New FHLB borrowings:
Fixed-rate	450,000	1.76	4.8	200,000	2.77	4.5
Interest rate swaps(1)	705,000	2.74	3.9	640,000	2.67	5.0
Ending balance	$1,790,000	2.31	3.0	$2,140,000	2.38	2.6

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At September 30, 2020, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $436.4 million, or 4.60% of total assets, compared to $857.3 million, or 8.97% of total assets, at June 30, 2020. The decrease in the one-year gap amount was due primarily to the implementation of a new interest rate risk model by the Bank during the current quarter. The largest driver of the change was a shift in the cash flow projections on the Bank's non-maturity deposits. This change shortened the average life of these liabilities from approximately 15 years to six years and thus increased the amount of projected cash flows in the 12-month horizon compared to the previous model.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates, but did increase this quarter, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2020, the Bank's one-year gap is projected to be $(609.6) million, or (6.43)% of total assets. The decrease in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $53.6 million, or 0.56% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2020.

During the current quarter, loan repayments totaled $572.5 million and cash flows from the securities portfolio totaled $198.0 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and/or repriced into current market interest rates during the current quarter were $965.8 million, including $540.0 million in term borrowings of which $340.0 million was tied to interest rate swaps. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of September 30, 2020 was 1.9 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of September 30, 2020 was 3.0 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

In addition to these wholesale strategies, the Bank has benefited from an increase in non-maturity deposits. Rates paid on non-maturity deposits are not expected to increase as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. Additionally, as we expand the commercial banking business, we expect to have the ability to obtain lower-costing commercial deposits, which could be used to reduce the cost of funds by replacing FHLB borrowings and wholesale deposits.

With the significant decrease in interest rates during the current year, the Bank has decreased the rates on certificates of deposit and money market accounts on pace with competitors in its market areas. The Bank will continue to adjust rates as market conditions allow.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2020. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$380,147	0.65%	1.0	24.3%	4.2%
MBS - fixed	970,369	1.82	3.3	62.2	10.7
MBS - adjustable	210,434	2.49	3.1	13.5	2.3
Total securities	1,560,950	1.62	2.7	100.0%	17.2
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,130,538	2.98	3.1	15.6%	12.5
> 15 years	4,287,229	3.67	4.2	59.3	47.3
Fixed-rate commercial	556,195	4.14	3.5	7.7	6.1
All other fixed-rate loans	47,855	4.53	4.9	0.7	0.5
Total fixed-rate loans	6,021,817	3.59	3.9	83.3	66.4
Adjustable-rate one- to four-family:
<= 36 months	189,591	2.25	4.8	2.6	2.1
> 36 months	639,461	3.09	3.2	8.9	7.1
Adjustable-rate commercial	273,465	4.75	6.6	3.8	3.0
All other adjustable-rate loans	100,662	4.23	2.5	1.4	1.1
Total adjustable-rate loans	1,203,179	3.43	4.2	16.7	13.3
Total loans receivable	7,224,996	3.57	4.0	100.0%	79.7
FHLB stock	93,862	4.64	1.9		1.0
Cash and cash equivalents	185,148	0.09	—		2.1
Total interest-earning assets	$9,064,956	3.18	3.6		100.0%

Non-maturity deposits	$3,170,164	0.20	6.1	51.2%	39.7%
Retail/business certificates of deposit	2,766,461	1.83	1.5	44.7	34.6
Public unit certificates of deposit	254,783	0.74	0.5	4.1	3.2
Total deposits	6,191,408	0.95	3.8	100.0%	77.5
Term borrowings	1,793,000	2.31	3.0		22.5
Total interest-bearing liabilities	$7,984,408	1.26	3.6		100.0%

Average Balance Sheets
The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related weighted average yields and rates (annualized for the three-month periods) on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Year Ended September 30,
	2020			2019
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,529,265	$226,703	3.47%	$6,681,441	$240,919	3.61%
Commercial loans	785,127	37,320	4.68	701,771	34,810	4.90
Consumer loans	123,334	6,471	5.25	135,683	8,500	6.26
Total loans receivable(1)	7,437,726	270,494	3.63	7,518,895	284,229	3.77
MBS(2)	954,197	23,009	2.41	977,925	25,730	2.63
Investment securities(2)(3)	270,683	4,467	1.65	281,490	6,366	2.26
FHLB stock	100,251	5,827	5.81	106,057	7,823	7.38
Cash and cash equivalents(4)	179,142	1,181	0.65	251,015	5,806	2.28
Total interest-earning assets(1)(2)	8,941,999	304,978	3.40	9,135,382	329,954	3.61
Other non-interest-earning assets	461,614			385,803
Total assets	$9,403,613			$9,521,185

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,180,110	762	0.06	$1,073,825	615	0.06
Savings	388,662	292	0.08	342,617	197	0.06
Money market	1,252,992	6,647	0.53	1,255,001	8,861	0.71
Retail/business certificates	2,716,945	55,238	2.03	2,531,923	48,496	1.92
Wholesale certificates	282,947	4,659	1.65	369,282	8,032	2.18
Total deposits	5,821,656	67,598	1.16	5,572,648	66,201	1.19
Borrowings(5)	2,065,966	48,045	2.31	2,441,002	57,363	2.34
Total interest-bearing liabilities	7,887,622	115,643	1.46	8,013,650	123,564	1.54
Other non-interest-bearing liabilities	203,990			149,156
Stockholders' equity	1,312,001			1,358,379
Total liabilities and stockholders' equity	$9,403,613			$9,521,185

Net interest income(6)		$189,335			$206,390
Net interest rate spread(7)(8)			1.94			2.07
Net interest-earning assets	$1,054,377			$1,121,732
Net interest margin(8)(9)			2.12			2.26
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.14x

Selected performance ratios:
Return on average assets(8)			0.69%			0.99%
Return on average equity(8)			4.92			6.94
Average equity to average assets			13.95			14.27
Operating expense ratio(10)			1.13			1.12
Efficiency ratio(8)(11)			50.74			46.83
Pre-tax yield on leverage strategy(12)			—			0.03

	For the Three Months Ended
	September 30, 2020			June 30, 2020
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,411,923	$53,858	3.36%	$6,568,945	$55,646	3.39%
Commercial loans	815,222	9,092	4.37	799,600	9,576	4.74
Consumer loans	115,247	1,365	4.71	121,139	1,430	4.75
Total loans receivable(1)	7,342,392	64,315	3.49	7,489,684	66,652	3.55
MBS(2)	1,027,875	5,425	2.11	934,464	5,616	2.40
Investment securities(2)(3)	309,118	731	0.95	207,541	847	1.63
FHLB stock	101,163	1,080	4.25	101,588	1,207	4.78
Cash and cash equivalents(4)	217,475	55	0.10	231,354	59	0.10
Total interest-earning assets(1)(2)	8,998,023	71,606	3.17	8,964,631	74,381	3.32
Other non-interest-earning assets	466,789			499,291
Total assets	$9,464,812			$9,463,922

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,294,557	212	0.07	$1,232,611	199	0.06
Savings	426,798	70	0.07	404,545	69	0.07
Money market	1,362,042	1,252	0.37	1,267,535	1,350	0.43
Retail/business certificates	2,760,645	13,142	1.89	2,734,940	13,882	2.04
Wholesale certificates	267,967	623	0.92	291,292	1,033	1.43
Total deposits	6,112,009	15,299	1.00	5,930,923	16,533	1.12
Borrowings(5)	1,819,601	10,624	2.31	2,035,637	11,561	2.27
Total interest-bearing liabilities	7,931,610	25,923	1.30	7,966,560	28,094	1.41
Other non-interest-bearing liabilities	227,915			200,339
Stockholders' equity	1,305,287			1,297,023
Total liabilities and stockholders' equity	$9,464,812			$9,463,922

Net interest income(6)		$45,683			$46,287
Net interest rate spread(7)(8)			1.87			1.91
Net interest-earning assets	$1,066,413			$998,071
Net interest margin(8)(9)			2.03			2.07
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)			0.77%			0.82%
Return on average equity (annualized)(8)			5.60			6.01
Average equity to average assets			13.79			13.70
Operating expense ratio(10)			1.15			1.11
Efficiency ratio(8)(11)			53.64			51.58

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $13.8 million and $21.6 million for the years ended September 30, 2020 and September 30, 2019, respectively, and $10.9 million and $11.9 million for the quarters ended September 30, 2020 and June 30, 2020, respectively.
(4)There were no cash and cash equivalents related to the leverage strategy during the year ended September 30, 2020. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $150.7 million for the year ended September 30, 2019.
(5)There were no borrowings related to the leverage strategy during the year ended September 30, 2020. Included in this line item, for the year ended September 30, 2019, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $157.8 million and interest paid of $3.9 million, at a weighted average rate of 2.46%, and borrowings not related to the leverage strategy with an average outstanding balance of $2.28 billion and interest paid of $53.4 million, at a weighted average rate of 2.33%. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(6)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(7)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(8)The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the small amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Year Ended September 30,
	2020			2019
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets	0.69%	—%	0.69%	0.99%	(0.02)%	1.01%
Return on average equity	4.92	—	4.92	6.94	—	6.94
Net interest margin	2.12	—	2.12	2.26	(0.04)	2.30
Net interest rate spread	1.94	—	1.94	2.07	(0.03)	2.10
Efficiency Ratio	50.74	—	50.74	46.83	—	46.83
(9)Net interest margin represents net interest income (annualized for the three-month periods) as a percentage of average interest-earning assets.
(10)The operating expense ratio represents non-interest expense (annualized for the three-month periods) as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.